Exhibit 5.1

Reed Smith LLP
599 Lexington Avenue
New York, NY 10022-7650
+1 212 521 5400
Fax +1 212 521 5450
reedsmith.com

May 1, 2023

Mondee Holdings, Inc.

10800 Pecan Park Blvd.

Suite 315

Austin, TX 78750

Ladies and Gentlemen:

We have acted as counsel to Mondee Holdings, Inc. (f/k/a ITHAX Acquisition Corp. (“ITHAX”)), a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-1 (the “Registration Statement”) and the related prospectus relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”) of (A) the offer and sale of up to 232,500 shares of Class A common stock, par value $0.0001 per share, of the Company (the “Common Stock”) that are issuable  upon exercise of outstanding private placement warrants to purchase shares of Common Stock (the “private placement warrants”) and (B) the offer and sale from time to time by the selling stockholders named in the Registration Statement or their permitted transferees (the “Selling Securityholders”) of (i) up to 232,500 private placement warrants and (ii) up to 78,659,171 shares of Common Stock, including (a) 232,500 shares of Common Stock that may be issued upon the exercise of the private placement warrants (the “Warrant Shares”), (b) 7,000,000 shares of Common Stock issued to certain of the Selling Securityholders in private placements pursuant to the terms of subscription agreements between such investors and ITHAX (such subscription agreements, as amended, the “Subscription Agreements” and such shares, the “PIPE Shares”), in connection with, and immediately prior to the consummation of, the business combination between ITHAX and Mondee Holdings II, Inc. as described in the prospectus included in the Registration Statement (the “Business Combination”), (c) 60,800,000 shares of Common Stock issued to Mondee Holdings, LLC, a Delaware limited liability company (the “Mondee Stockholder”), in connection with the Business Combination (the “Merger Consideration Shares”) (and subsequently distributed to the members of the Mondee Stockholder), (d) 7,400,000 shares of Common Stock (the “Earn-Out Shares”) issued pursuant to earn-out agreements between the Company and certain members of management and affiliates of the Company (the “Earn-Out Agreements”), and (e) 3,586,671 shares of Common Stock held by certain members of ITHAX Acquisition Sponsor LLC (the “Sponsor Member Shares” and, together with the Warrant Shares, the PIPE Shares, the Merger Consideration Shares, and the Earn-Out Shares, the “Selling Stockholder Shares”).

This opinion letter is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have reviewed originals or copies of (a) the Registration Statement, (b) the Company’s certificate of incorporation and bylaws, each as currently in effect, (c) that certain Amended and Restated Warrant Agreement (the “Warrant Agreement”), dated July 18, 2022, by and between Continental Stock Transfer & Trust Company (the “Warrant Agent”) and the Company, as amended (the “Warrant Agreement”), (d) the Subscription Agreements, (e) the Earn-Out Agreements (the Warrant Agreement, Subscription Agreements and Earn-Out Agreements collectively referred to herein as the “Transaction Documents”), and such other corporate records, agreements and documents of the Company, certificates or comparable documents of public officials and officers of the Company and have made such other investigations as we have deemed necessary as a basis for the opinions set forth below.

In rendering the opinion set forth below, we have assumed:

a.	the genuineness of all signatures;
b.	the legal capacity of natural persons;
c.	the authenticity of all documents submitted to us as originals;
d.	the conformity to original documents of all documents submitted to us as duplicates or conformed copies; and
e.

as to matters of fact, the truthfulness of the representations and warranties made or to be made (as applicable) by the parties to the Transaction Documents and the truthfulness of the representations made in certificates or comparable documents of public officials and officers of the Company.

We have not independently established the validity of the foregoing assumptions.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.

The private placement warrants, assuming the due authorization, execution and delivery of the Warrant Agreement and the private placement warrants by the Warrant Agent, constitute the legal, valid, and binding obligations of the Company, enforceable against the Company in accordance with their terms, under the laws of the State of New York, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

2.

The Warrant Shares, when issued and paid for upon exercise of the private placement warrants in accordance with the terms of the private placement warrants, will be validly issued, fully paid, and nonassessable.

3.	The Selling Stockholder Shares, other than the Warrant Shares, are validly issued, fully paid and non-assessable.

The opinions stated herein are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) public policy considerations which may limit the rights of parties to obtain certain remedies, (ii) any provision waiving the right to object to venue in any court; and (iii) any agreement to submit to the jurisdiction of any federal court.

Our opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York (the “Opined-on Law”) and we do not express any opinion herein concerning any other law. We advise you that issues addressed by this letter may be governed in whole or in part by other laws, but we express no opinion as to whether any relevant difference exists between the laws upon which our opinions are based and any other laws which may actually govern. This opinion letter speaks only as of its date.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement, and to the use of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement and any amendments thereto. In giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ REED SMITH LLP

Reed Smith LLP